  EXHIBIT 5.1

April 20, 2022

Monopar Therapeutics Inc.

1000 Skokie Blvd., Suite 350

Wilmette, Illinois 60091

Ladies and Gentlemen:

We have acted as counsel for Monopar Therapeutics Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on January 3, 2020 and declared effective on January 13, 2020, and the Prospectus Supplement, dated April 20, 2022 (the “Prospectus Supplement”). The Prospectus Supplement relates to the offer and sale from time to time of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), up to a maximum aggregate offering price of $4.87 million pursuant to a Capital on DemandTM Sales Agreement, dated April 20, 2022, between the Company and JonesTrading Institutional Services LLC.

We have examined such documents and such matters of fact and law as we deem necessary to render the opinions contained herein. In our examination, we have assumed, but have not independently verified, the genuineness of all signatures, the conformity to original documents of all documents submitted to us as certified, facsimile or other copies, and the authenticity of all such documents. As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company.

For purposes of this opinion, we have assumed that:

(a)	the Registration Statement will remain effective at the time of issuance and sale of the Shares;

(b)	the Shares will be sold at prices and other terms authorized by the Company’s Board of Directors or another duly authorized committee thereof; and

(c)

at the time of the issuance and sale of the Shares, a sufficient number of shares of Common Stock will remain authorized and available for issuance pursuant to the Company’s Second Amended and Restated Certificate of Incorporation, as it then may be amended.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares offered pursuant to the Prospectus Supplement will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

April 20, 2022

We hereby consent to the filing of this letter as Exhibit 5.1 to a Current Report on Form 8-K that will be filed by the Company and incorporated by reference into the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours, /s/ Baker & Hostetler LLP

4886-4179-3565.1